EXHIBIT 10.55

REVOLVING CREDIT AGREEMENT dated as of

June 8, 2011

among

INDUSTRIAL INCOME OPERATING PARTNERSHIP LP

as Borrower

and

The Lenders Party Hereto

and

KEYBANK NATIONAL ASSOCIATION,

as Agent

KEYBANC CAPITAL MARKETS,

as Lead Bookrunner And Lead Arranger

i

ii

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 6.01	—	Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Form of Note
Exhibit D	—	Form of Borrowing Request/Interest Rate Election
Exhibit E	—	Affiliate Agreements

iii

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (“Agreement”) is made and entered into as of June 8, 2011 (the “Effective Date”), by and among INDUSTRIAL INCOME OPERATING PARTNERSHIP LP, a Delaware limited partnership, having an address at 518 17th Street, Suite 1700, Denver, Colorado 80202 (“Borrower”), the institutions from time to time who are parties hereto as “Lenders” (whether by execution of this Agreement or through an Assignment and Acceptance Agreement), and KEYBANK NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, 18th Floor, Boston, Massachusetts 02110 (“KeyBank”) as Agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms . As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan (e.g., an “ABR Loan”) or Borrowing (e.g., an “ABR Borrowing”), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning set forth in Section 9.14.

“Adjusted EBITDA” means, for a given testing period, EBITDA less the Capital Expenditure Reserve.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advisor” means Industrial Income Advisors LLC.

“Advisory Agreement” means that certain Amended and Restated Advisory Agreement dated May 14, 2010, by and among IIT REIT, Borrower and Advisor, as amended, supplemented, modified and restated from time to time.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means KeyBank National Association, in its capacity as agent for the Lenders hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Exposure most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”:

ABR Spread	Eurodollar Spread
3.00%	3.50%

“Approved Fund” has the meaning set forth in Section 9.04(b).

“Arranger” means KEYBANC CAPITAL MARKETS, INC., an Ohio corporation as Lead Bookrunner and Lead Arranger.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Base Selling Costs” means investment banking fees, legal fees, accountants’ fees, printing expenses, underwriting discounts and sales commissions, dealer manager fees, organization and offering expenses, marketing support fees, due diligence expense reimbursements, and other customary fees and expenses actually incurred by or on behalf of IIT REIT in connection with such Equity Issuance, which fees and expenses in the aggregate for purposes of this calculation shall not exceed 15% of the proceeds of the related Equity Issuance.

“BFDS” has the meaning set forth in Section 5.14.

“BFDS Letter Agreement” has the meaning set forth in Section 5.14.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Industrial Income Operating Partnership LP, a Delaware limited partnership.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Loans bearing interest based on the Adjusted LIBO Rate, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Event” means, (a) any Equity Issuance and (b) the sale of a Property.

“Capital Expenditure Reserve” means, on an annual basis, an amount equal to $0.05 per square foot for each Property owned or such other amount as approved by Agent.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of IIT REIT; or (b) during any twelve (12) month period on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors or Trustees of IIT REIT (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the nominating committee of IIT REIT was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the members of the Board then in office.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement by any Governmental Authority, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any mandatory request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in the Pledge Agreement.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $40,000,000.

“Competitor” means any Person that is a competitor of IIT REIT or any Affiliate or Subsidiary of IIT REIT, or an Affiliate of a competitor.

“Compliance Certificate” has the meaning set forth in Section 5.01(d) hereof and a form of which is attached hereto as Exhibit B.

“Consolidated Group” means, collectively, IIT REIT and all of IIT REIT’s Subsidiaries, which are consolidated with IIT REIT for financial reporting purposes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, which includes the customary powers of a managing member of any limited liability company, any general partner of any limited partnership, or any board of directors of a corporation. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning set forth in Section 5.14.

“Credit Parties” means Borrower and Guarantor.

“Daily Floating LIBOR Rate” means the average rate (rounded upwards to the nearest 1/16th) as shown by Reuters at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market for “one month” LIBOR at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the date of determination of such Daily Floating LIBOR Rate, adjusted for reserves and taxes if required by current or future regulations. If Reuters no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index, acting reasonably.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delinquent Lender” means any Lender that shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Agent its pro rata share of any Loans, expenses or setoff and such failure is not cured within five (5) days of receipt from the Agent of written notice thereof.

“Depository” means Wells Fargo Bank, National Association, a national banking association, or such other bank approved by Agent.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means an amount derived from (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense and income taxes, plus (c) to the extent expressly subordinated to the Loans, the subordinated portion of all asset management and property management fees, plus (d) property acquisition fees and expenses, plus or minus (e) to the extent included in the determination of net income, any extraordinary losses or gains, such as those resulting from sales or payment of Indebtedness, in each case, as determined on a consolidated basis in accordance with GAAP unless otherwise indicated herein, and including (without duplication) the Equity Percentage of EBITDA for the IIT REIT’s Unconsolidated Affiliates.

“Effective Date” means the date of this Agreement as set forth in the Preamble hereto.

“Eligible Assignee” means any Person who is: (i) currently a Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America; provided, however, that “Eligible Assignee” shall not include a Competitor nor a foreign bank located anywhere but Canada or the United Kingdom without the written consent of Borrower.

“Equity Interest” means, with respect to any Person, any limited liability company interests, membership interests, general partnership interests, limited partnership interests, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

“Equity Issuance” means any issuance by IIT REIT and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity

Interests, but shall specifically exclude (i) any issuance by IIT REIT in exchange for a contribution of real property (together with cash required by a lender secured by such real property for escrow or reserve purposes and cash in any other property-related accounts), (ii) any issuance by IIT REIT in exchange for Equity Interests in another Person, or any other non-cash consideration, or (iii) any issuance by IIT REIT with respect to any distribution reinvestment plan.

“Equity Percentage” means the aggregate ownership percentage of IIT REIT in each Unconsolidated Affiliate, which shall be calculated as the greater of (a) IIT REIT’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) IIT REIT’s economic ownership interest in the Unconsolidated Affiliate, reflecting IIT REIT’s share of income and expenses of the Unconsolidated Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar,” when used in reference to any Loan (e.g., a “Eurodollar Loan”) or Borrowing (e.g., a “Eurodollar Borrowing”), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the Daily Floating LIBOR Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender [(other than an assignee pursuant to a request by the Borrower under Section 2.16(b))], any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Extended Maturity Date” is defined in the definition of the Maturity Date.

“Extension Fee” means the fee payable in connection with the extension of the Maturity Date in an amount equal to 0.25% of the Commitments at the time of such extension.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee and Engagement Letter by and among Agent, Borrower and Arranger of even date herewith, as may be amended, supplemented, modified or restated from time to time.

“Financial Officer” means the chief financial officer or the chief accounting officer of IIT REIT.

“Financing Statements” means all such Uniform Commercial Code financing statements as the Agent shall require, duly authorized by the Credit Parties to give notice of and to perfect or continue perfection of the Lenders’ security interest in all Collateral (to the extent a security interest can be perfected by such filing).

“Fixed Charge Coverage Ratio” means the ratio of (a) the sum (without duplication) of IIT REIT’s Adjusted EBITDA on a consolidated basis, for the immediately preceding calendar quarter; to (b) the sum (without duplication) of all of the regularly scheduled principal due and payable and principal paid on IIT REIT’s Indebtedness (excluding amounts paid in connection with balloon maturities, refinancings, unscheduled principal payments or principal payments on the Loans), plus all of IIT REIT’s Interest Expense, plus the aggregate of all cash dividends payable on the preferred stock of IIT REIT or any of its Subsidiaries, in each case on a consolidated basis and for the period used to calculate Adjusted EBITDA, all of the foregoing calculated without duplication for the immediately preceding calendar quarter.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is organized. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Future Commitment” has the meaning set forth in Section 2.17.

“GAAP” means generally accepted accounting principles in the United States of America, subject to the provisions of Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means, without duplication, any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of a Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means IIT REIT, its successors and/or assigns.

“Guaranty” means collectively, that certain Guaranty Agreement of even date herewith executed by the Guarantor, together with other guaranties executed in connection with the Loans, each as may be amended, supplemented, modified or restated from time to time.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Obligations” means, with respect to IIT REIT, Borrower or any Subsidiary of IIT REIT or Borrower, any obligations arising under any Hedging Agreement entered into with the Agent.

“IIT REIT” means Industrial Income Trust Inc., a Maryland corporation.

“IIT REIT Trust Account” has the meaning set forth in Section 5.14(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable preferred stock, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and other than property management fees, fees paid under Advisory Agreements and other reasonable fees owed to Affiliates), (f) all Indebtedness (excluding Non-Recourse Carve-Out Guarantees until such time as Borrower or IIT REIT is called on to make any payments under any of these guarantees at which time such guarantees shall thereafter be included in the definition of Indebtedness), of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding Non-Recourse Carve-Out Guarantees until such time as a Borrower or IIT REIT is called on to make any payments under any of these guarantees at which time such guarantees shall thereafter be included in the definition of Indebtedness), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all currently payable obligations contingent or otherwise, of such Person with respect to any Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is personally liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP (unless otherwise indicated herein), and including (without duplication) the Equity Percentage of Indebtedness for IIT REIT’s unconsolidated Affiliates.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Maturity Date” means December             , 2012.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Expense” means, for any period all interest expense (including, without limitation, the interest component under capital leases and with respect to Borrower’s pro rata off-balance sheet liabilities) of the Consolidated Group for such period, as determined in accordance with GAAP, but excluding amortization of financing costs.

“Interest Payment Date” means the first Business Day of each calendar month.

“Interest Period” means with respect to any Borrowing bearing interest based on the Adjusted LIBO Rate, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Borrowing bearing interest based on the Adjusted LIBO Rate only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Borrowing bearing interest based on the Adjusted LIBO Rate that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“JPMorgan Indebtedness” means all Indebtedness evidenced by the Borrowing Base Revolving Line of Credit Agreement dated as of December 23, 2010 including any Accordion Increase (as defined in the JPMorgan Credit Agreement (as amended, supplemented, modified or restated from time to time, the “JPMorgan Credit Agreement”), and all documents entered into with respect thereto and all obligations created pursuant to the JPMorgan Credit Agreement and the documents entered into in connection therewith, as all of the foregoing may be amended, supplemented, modified or restated from time to time. In addition, this definition includes any refinancing or replacement of the JPMorgan Indebtedness approved by Agent, which Agent shall reasonably approve so long as the replacement loan facility contained substantially the same structure (either a first mortgage facility or an unsecured facility supported by an unencumbered borrowing base of properties), a similar financial covenant package and advance rate, did not prohibit the Loans being made pursuant to the Loan Documents, and did not encumber the Collateral.

“KeyBank” has the meaning set forth in the Preamble.

“Legal Requirements” means all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any Governmental Authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include any Governmental Authority having or claiming jurisdiction with respect thereto.

“Lenders” means the Persons holding Commitments listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” means a rate per annum equal to the rate for U.S. dollar deposits for the subject Interest Period as shown on Reuters LIBOR01 Page or any successor service in Dow Jones Markets (formerly Telerate Page 3750) as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, however, that if such rate does not then appear on Reuters LIBOR01 Page or any successor service, the “London Interbank Offered Rate” applicable to a particular Interest Period shall mean a rate per annum equal to the rate at which U.S. dollar deposits in an amount approximately equal to the subject loan, and with maturities of equal to such Interest Period, are offered in immediately available funds in the London Interbank Market to the London office of the Agent by leading banks in the Eurodollar market at 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to an asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, negative pledge, collateral assignment, encumbrance, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; (c) the filing under the Uniform Commercial Code or comparable law of any jurisdiction of any financing statement naming the owner of the asset to which such Lien relates as debtor; and (d) any other preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation.

“Liquidity” means the sum of unencumbered cash and cash equivalents plus marketable securities.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Pledge Agreement, the Financing Statements, the Subordination Agreement, the Fee Letter, and all other instruments, agreements and written obligations executed and delivered by any of the Credit Parties evidencing, guarantying or securing the aggregate Commitment and any and all Obligations, as such documents may be amended, supplemented, modified or restated from time to time.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect, as determined in good faith by Agent in its reasonable discretion, on (a) the business, assets, operations, or condition, financial or otherwise, of the Borrower and its Subsidiaries and the Guarantor, taken as a whole, (b) the ability of any of the Credit Parties to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Agent or the Lenders under the Loan Documents.

“Maturity Date” means the Initial Maturity Date, as may be extended to June 8, 2013 (the “Extended Maturity Date”) upon Agent’s determination that the following conditions have been satisfied: (a) receipt by Agent of Borrower’s written notification of a request for such extension at least 30, but not more than 90, days prior to the Initial Maturity Date; (b) no Default or Event of Default shall have occurred and be continuing at the time of such notice or at the Initial Maturity Date; and (c) payment of the Extension Fee at least 5 days prior to the Initial Maturity Date.

“Maximum Commitment” has the meaning set forth in Section 2.06(d).

“Maximum Rate” has the meaning set forth in Section 9.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means an amount equal to the total net proceeds directly or indirectly received by Borrower or IIT REIT (i.e. received by Borrower or IIT REIT or, to the extent of Borrower’s or IIT REIT’s ownership therein, by a Subsidiary owned by Borrower or IIT REIT) from or with respect to a Capital Event. The net proceeds actually received by Borrower, IIT REIT or available for distribution by a Subsidiary, the Borrower or IIT REIT from or with respect to a Capital Event shall be calculated as follows:

(a) with respect to a sale of a Property, the net proceeds shall be calculated as the sum of the gross proceeds less all customary and reasonable broker’s fees, prorations, taxes, other costs, expenses or obligations payable in connection with the closing, including all real estate sale commissions and asset management fees relating to that Property payable to the Advisor pursuant to the Advisory Agreement or to any third party, proceeds used to pay down Property Level Debt, and any payments associated with prepayment penalties or which are required to be placed in escrow by a Property Lender, in each case in accordance with the terms of the Property Loan Documents for such Property; and

(b) with respect to any Equity Issuance, the net proceeds shall be calculated as the sum of the aggregate amount of all cash received by or on behalf of IIT REIT in respect of such Equity Issuance, less any required shareholder adjustments resulting from errors that may occur in connection with an Equity Issuance, less the Base Selling Costs.

“Non-Delinquent Lenders” means, collectively, those Lenders which are not Delinquent Lenders.

“Non-Recourse Carveout Guaranty” means a market standard non-recourse carve-out guarantee, including, but not limited to, obligations resulting from the primary obligor’s (i) fraud or intentional misrepresentation, (ii) gross negligence or willful misconduct, (iii) breach of any representation, warranty, covenant or indemnification provision contained in the environmental indemnity or in any security document or loan document concerning environmental laws, hazardous substances and/or asbestos, (iv) removal or disposal of any portion of collateral securing a loan after an occurrence and continuance of an event of default, (vi) the misapplication or conversion of any proceeds paid by reason of any loss, damage or destruction to property, (vii) any deposits collected with respect to property which are not delivered in accordance with the terms of the loan documents, or (viii) other similar acts generally associated with a “bad boy” carve-out guaranty.

“Note” means a promissory note in the form attached hereto as Exhibit C payable to a Lender evidencing certain of the obligations of the Borrower to such Lender and executed by Borrower, as the same may be amended, supplemented, modified or restated from time to time; “Notes” means, collectively, all of such Notes outstanding at any given time.

“Obligations” means all liabilities, obligations, covenants and duties of any Credit Party to the Agent and/or any Lender arising under or otherwise with respect to any Loan Document and any Hedging Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any bankruptcy or other insolvency proceeding naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, and not including the Excluded Taxes.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having an investment grade credit rating on the date of acquisition;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $100,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in Subsidiaries and Unconsolidated Affiliates made in accordance with this Agreement; and

(f) investments in accordance with the investment strategy, objectives and policies set forth in the prospectus for IIT REIT filed with the United States Securities and Exchange Commission pursuant to Rule 424(b)(3), dated April 28, 2011, as supplemented.

“Permitted Liens” has the meaning set forth in Section 6.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the first priority Pledge and Security Agreement of even date herewith by and between IIT REIT and Agent, as may be amended, supplemented, modified or restated from time to time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by KeyBank National Association, as its prime rate in effect at its principal office in Cleveland, Ohio; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means, collectively, all interest in any land and improvements located thereon (including direct financing leases of land and improvements owned by a Credit Party or a Subsidiary of Borrower), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land) and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by a Credit Party or a Subsidiary of Borrower.

“Property Lender” means a lender under any of the Property Loan Documents.

“Property Level Debt” means, collectively, the Property Loans and other indebtedness secured by pledges of ownership interests in the Borrower’s Subsidiaries.

“Property Loans” means any current or future loan, financing arrangement and/or debt secured by a mortgage on a Property, including the JPMorgan Indebtedness.

“Property Loan Documents” means the loan documents and related agreements executed in connection with a Property Loan, as all of the foregoing may be amended, supplemented, modified or restated from time to time.

“Register” has the meaning set forth in Section 9.04.

“REIT” means a real estate investment trust, within the meaning of Sections 856 through 860 of the Code.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Distribution” means any dividend or other distribution that is necessary to maintain IIT REIT’s qualification as a REIT, to avoid the incurrence of any Taxes by IIT REIT under Section 857 of the Code or to avoid the imposition of any excise Taxes on IIT REIT under Section 4981 of the Code.

“Required Lenders” means, at any time, Lenders that are not Delinquent Lenders having Revolving Credit Exposures and unused Commitments representing at least 66-2/3% of the sum of the total Revolving Credit Exposures and unused Commitments (excluding the Revolving Credit Exposures and unused Commitments of such Delinquent Lenders) at such time.

“Restricted Account” has the meaning set forth in Section 5.14.

“Restricted Payment” means any dividend or other distribution other than the issuance of stock pursuant to the distribution reinvestment plan (whether in cash, securities or other property) with respect to any ownership interests in IIT REIT, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such ownership interests in IIT REIT or any option, warrant or other right to acquire any such shares of capital stock of IIT REIT; provided that the foregoing shall not preclude any dividend or distribution in connection with any contribution of real estate or Equity Interests, or any other non-cash consideration, in exchange for the issuance of Equity Interests.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans.

“Shortfall Amount” has the meaning set forth in Section 2.17.

“Sponsor” means Industrial Income Advisors Group LLC, a Delaware limited liability company.

“Sponsor Group” has the meaning set forth in Section 6.11.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Governmental Authority to which the Agent is subject, with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordination Agreement” means that certain Subordination Agreement of even date herewith executed by Borrower, IIT REIT and Industrial Income Advisors LLC, as amended from time to time.

“Subscriptions” and “Subscription Payments” have the meaning set forth in Section 5.14.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.

“Tangible Net Worth” means the sum of (i) stockholders’ equity (as stated in the consolidated financial statements of IIT REIT) plus (ii) accumulated depreciation with respect to real assets (to the extent deducted in determining stockholders’ equity) minus (iii) the carrying value of all intangible assets (to the extent included in determining stockholders’ equity), in each case as determined in accordance with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier to occur of (i) the Maturity Date; or (ii) if the Initial Maturity Date is extended pursuant to the terms hereof, that date which is three (3) months prior to the Maturity Date as so extended.

“Total Asset Value” means the sum of (without duplication) (i) the aggregate cost basis of all of the Properties; plus (ii) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits of IIT REIT and its Subsidiaries. For any non-wholly owned Properties, Total Asset Value shall be adjusted for IIT REIT’s and its Subsidiaries’ pro rata ownership percentage.

“Total Leverage Ratio” means the ratio (expressed as a percentage) of (a) the sum (without duplication) of the Borrower’s Indebtedness plus IIT REIT’s Indebtedness to (b) Total Asset Value.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Daily Floating LIBOR Rate or the Alternate Base Rate.

“Unconsolidated Affiliate” means, without duplication, in respect of any Person, any other Person (other than a Person whose stock is traded on a national trading exchange) in whom such Person holds a voting equity or ownership interest and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unused Fee” has the meaning set forth in Section 2.09(a).

“UPREIT Transaction” means any transaction where property is contributed in exchange for ownership units in Borrower in accordance with an umbrella partnership real estate investment trust structure.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally . The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower in amounts requested by the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, or (ii) the aggregate Revolving Credit Exposure of all Lenders exceeding the aggregate of all Commitments; provided, however, that no Lender shall be obligated to make a Loan in excess of such Lender’s Applicable Percentage of the difference between the aggregate of all Commitments and the aggregate Revolving Credit Exposure of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised solely of ABR Loans, Eurodollar Loans bearing interest based upon the Adjusted LIBO Rate or Eurodollar Loans bearing interest based upon the Daily Floating LIBOR Rate as the Borrower may request in accordance with this Agreement. Each Lender, at its option, may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period (or at the funding of any Loan bearing interest based upon the Daily Floating LIBOR Rate) for any Eurodollar Borrowing, such Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such ABR Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitments, as applicable. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of three (3) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, Borrower shall notify the Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Boston, Massachusetts time, three (3) Business Days before the date of the proposed Eurodollar Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Boston, Massachusetts time, one (1) Business Day before the date of the proposed ABR Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in the form of Exhibit D, as attached hereto and hereby made a part hereof and signed by Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, whether such Borrowing will bear interest based upon the Adjusted LIBO Rate (and the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”) or the Daily Floating LIBOR Rate; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified in the Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected the Applicable Rate based upon the Daily Floating LIBOR Rate, in the case of a Eurodollar Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. No Borrowing shall be requested or made during the three (3) month period prior to the Extended Maturity Date.

SECTION 2.04. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Boston, Massachusetts time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Agent in Boston, Massachusetts, or wire transferred to such other account or in such manner as may be designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the Agent shall notify the Borrower and such Lender of the funding by the Agent, and the applicable Lender and the Borrower agree to pay to the Agent within three (3) Business Days after demand such corresponding amount (with demand to be first made on such Lender) with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the corresponding Loan made to the Borrower. If the Borrower and such Lender pay such interest to the Agent for an overlapping period, the Agent shall credit the future interest payments of Borrower by an amount (as calculated by Agent in its reasonable discretion) equal to the interest paid by Borrower for such overlapping period. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Delinquent Lender.

SECTION 2.05. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing bearing interest based upon the Adjusted LIBO Rate, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.05, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request in the form of a Borrowing Request (with proper election made for an interest rate election only) and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, whether such Borrowing shall bear interest based upon the Adjusted LIBO Rate (and the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”) or the Daily Floating LIBOR Rate.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing based on the Adjusted LIBO Rate prior to the end of the Interest Period applicable thereto, then, unless such Eurodollar Borrowing is repaid as provided herein, at the end of such Interest Period such Eurodollar Borrowing shall be converted to a Eurodollar Borrowing bearing interest based upon the Daily Floating LIBOR Rate. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination, Reduction and Increase of Commitments.

(a) Unless previously terminated by the Agent or Borrower in accordance with this Agreement, the Commitments shall terminate on the Termination Date.

(b) The Borrower may from time to time reduce or terminate the Commitments, provided that each reduction in the Commitments shall be in an amount that is at least $5,000,000 and integrals thereof, and the total Commitments may not be reduced to less than $10,000,000 unless the Commitments are reduced to zero and terminated. The Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the aggregate Revolving Credit Exposure of all Lenders would exceed the Commitments as so reduced. After any reduction in the Commitments, the Borrower’s option to increase the Commitments provided in Section 2.06(d) shall terminate. Any termination of the Commitments in full shall be subject to payment of any fees required by the Fee Letter.

(c) The Borrower shall notify the Agent of any election to reduce or terminate the Commitments under Section 2.06(b) at least three (3) Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c) shall be irrevocable. Any reduction of the Commitments shall be permanent. Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) So long as the Borrower is not then in Default, and the Borrower has not previously decreased the Commitments under Section 2.06(b), the Borrower may, at any time prior to the Termination Date, request that the Commitments be increased, so long as (a) each increase is in a minimum amount of $10,000,000 and an integral multiple of $10,000,000 (or such smaller amounts as the Agent may approve), (b) the aggregate Commitments do not exceed $100,000,000 (the “Maximum Commitment”), and (c) the aggregate amount of all such increases do not exceed $60,000,000. If the Borrower requests that the total Commitments be increased pursuant to this Section 2.06(d), the Agent shall use its best efforts to obtain increased or additional commitments up to the Maximum Commitment, and to do so the Agent may obtain additional lenders of its choice (and approved by Borrower, such approval not to be unreasonably withheld or delayed), and without the necessity of approval from any of the Lenders. The Borrower and each other Credit Party shall execute an amendment to this Agreement, additional Notes and other documents as the Agent may reasonably require to evidence the increase of the Commitments and the admission of additional Persons as Lenders, if necessary.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date. At the request of each Lender, the Loans made by such Lender shall be evidenced by a Note payable to such Lender in the amount of such Lender’s Commitment.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof. Borrower shall be entitled to rely on the accounts prepared by Agent (in lieu of any accounts maintained by each Lender), and Agent agrees to provide Borrower with statements of such accounts following Borrower’s written request.

(d) The entries made in the accounts maintained pursuant to Section 2.07(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.08. Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay, without penalty, any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.08(e), and subject to Section 2.13 and the Fee Letter, if applicable.

(b) Mandatory Prepayments.

(i) Beginning on the first Business Day following the last day of such calendar month that is three (3) full months after the first Borrowing, and on the first Business Day of each calendar month thereafter, Borrower shall apply (A) one hundred percent (100%) of the first Twenty Million Dollars ($20,000,000) of the Net Proceeds of the Equity Issuances raised during such prior calendar month; and (B) fifty percent (50%) of the Net Proceeds of the Equity Issuances in excess of Twenty Million Dollars ($20,000,000) raised during such prior calendar month to reduce outstandings under the Loans, subject to the exceptions set forth in Section 5.13.

(ii) Notwithstanding the provisions set forth in clause (i) above, if at any time IIT REIT is not in compliance with the requirements of Section 5.13(a), Borrower shall apply one hundred percent (100%) of the Net Proceeds of any Equity Issuance raised during such prior calendar month beginning on the first Business Day following the last day of such calendar month that is three (3) full months after the first Borrowing, and thereafter on the first Business Day of each calendar month, to reduce outstandings under the Loans until such time as IIT REIT has complied with the requirements of Section 5.13(a).

(iii) Borrower shall apply one hundred percent (100%) of the Net Proceeds of any Property sales to reduce outstanding Loans. Borrower shall cause the Net Proceeds to be distributed by the Property owner to Borrower.

(iv) If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the then effective aggregate Commitments, the Borrower shall prepay the applicable Loans in an amount equal to such excess within one (1) Business Day after receiving written notice from the Agent of such occurrence.

(c) Breakage Fees. In connection with the prepayment of any Loan prior to the expiration of the Interest Period applicable thereto, the Borrower shall also pay any applicable expenses pursuant to Section 2.13.

(d) Application of Prepayments. Amounts to be applied to the prepayment of Loans pursuant to this Section 2.08 shall be applied, first, to reduce outstanding ABR Loans and next, to the extent of any remaining balance, to reduce outstanding Eurodollar Loans. Each such prepayment shall be applied to prepay ratably the Loans of the Lenders.

(e) Notice. The Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees.

(a) The Borrower agrees to pay to the Agent for the account of each Lender an unused fee, which shall accrue at 0.30% per annum on the average daily unused amount of the Commitment of such Lender (the “Unused Fee”) during the period from and including the date of this Agreement to, but excluding, the date on which such Commitment terminates; provided, however, that the Unused Fee due to any Lender shall be pro rated for any days during such period when such Lender was a Delinquent Lender. Unused Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Unused Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Unused Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and shall be based on the then existing Commitments of the Lenders.

(b) The Borrower agrees to pay to the Agent, for the account of each Lender, the Extension Fee at least 5 days prior to the Initial Maturity Date; provided, however, that if any Lender is a Delinquent Lender at the time the Extension Fee is paid, the portion due to any Delinquent Lender shall be held in escrow by Agent until either (i) such Delinquent Lender becomes a Non-Delinquent Lender (at which time the applicable portion of the Extension Fee shall be paid to such Lender) or (ii) such Delinquent Lender is replaced pursuant to Section 2.17 (at which time the applicable portion of the escrowed Extension Fee shall be returned to Borrower).

(c) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in the fee letters (including the Fee Letter) executed among the Borrower, KeyBank, Arranger and the Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances unless pursuant to the terms of this Agreement.

SECTION 2.10. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the lesser of (x) the Alternate Base Rate plus the Applicable Rate, or (y) the Maximum Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the lesser of (a) at the Borrower’s option, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing or the Daily Floating LIBOR Rate in effect for such Borrowing plus, in either case, the Applicable Rate, or (b) the Maximum Rate.

(c) Notwithstanding the foregoing, (A) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, (which interest shall continue to apply even after a judgment is entered in lieu of any statutory interest due on a judgment amount) at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (x) 4% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10, or (y) the Maximum Rate, or (ii) in the case of any other amount, the lesser of (x) 4% plus the rate applicable to ABR Loans as provided in Section 2.10(a), or (y) the Maximum Rate; and (B) after the occurrence and during the continuance of any Event of Default, at the option of the Agent, or if the Agent is directed in writing by the Required Lenders to do so, the Loan shall bear interest at a rate per annum equal to the lesser of (x) 4% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10, or (y) the Maximum Rate.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.10(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days and twelve (12) 30-day months, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or Daily Floating LIBOR Rate shall be determined by the Agent using its commercially reasonable efforts, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, LIBO Rate, or Daily Floating LIBOR Rate as applicable for such Interest Period; or

(b) the Agent is advised by the Required Lenders that (i) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period (if applicable) and (ii) such fact is generally applicable to its loans of this type to similar borrowers, as evidenced by a certification from such Lenders;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.12. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition (other than one relating to Excluded Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, within fifteen (15) days of any written request by such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, which amounts shall be determined by such Lender in its sole but reasonable judgment, after good faith and reasonable computation.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, within fifteen (15) days of any written request by such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered, which amounts shall be determined by such Lender in its sole but reasonable judgment, after good faith and reasonable computation.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.12(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan bearing interest based upon the Adjusted LIBO Rate other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default that has occurred and is continuing), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(e)), or (d) the assignment of any Eurodollar Loan bearing interest based upon the Adjusted LIBO Rate other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan bearing interest based upon the Adjusted LIBO Rate, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Upon request by the Agent, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall promptly deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 1:00 p.m., Boston, Massachusetts time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its main offices in Cleveland, Ohio, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. If the Agent receives a payment for the account of a Lender prior to 1:00 p.m., Boston, Massachusetts time, such payment must be delivered to the Lender on the same day and if it is not so delivered due to the fault of the Agent, the Agent shall pay to the Lender entitled to the payment interest thereon for each day after payment should have been received by the Lender pursuant hereto until the Lender receives payment, at the Federal Funds Effective Rate. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no February 30th), the payment shall be due on the last Business Day of such calendar month. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than the assignment of or sale to the Borrower or to any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(a) Each Lender will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Person to compensation pursuant to Sections 2.10 and 2.12 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, provided that such Person shall not be liable for the failure to provide such notice. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any such Person or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to avoid or minimize the amounts payable, including, without limitation, the designation of a different lending office for funding or booking its Loans hereunder or the assignment of its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17. Delinquent Lenders. If for any reason any Lender is a Delinquent Lender, then, in addition to the rights and remedies that may be available to Agent, other Lenders, the Borrower or any other party at law or in equity, and not in limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining Non-Delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective pro rata shares of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Pro Rata share of any Loans or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

The Non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (a “Future Commitment”). Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify Agent and each Non-Delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any Non-Delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its pro rata share of a Loan or to otherwise perform its obligations under the Loan Documents.

In connection with any Borrowing, in the event that (a) a Delinquent Lender fails to fund its pro rata share of any requested Borrowing and (b) one or more Non-Delinquent Lenders do not elect to acquire the Delinquent Lender’s right to fund such Loan, such that the Lenders advance less than the full amount requested by Borrower in such Borrowing Request (to the extent such full amount requested by Borrower has been approved by the Agent) (the Pro Rata share of the Delinquent Lender which is not advanced is referred to herein, as the “Shortfall Amount”), then the Borrower shall have the right to deduct, from the Net Proceeds otherwise deliverable to the Agent pursuant to Section 2.08(b) of this Agreement, an amount equal to the Shortfall Amount. Upon the occurrence and continuance of any Event of Default under this Agreement, and notwithstanding whether the Borrower has deducted the full Shortfall Amount from the Net Proceeds as of such date, the Borrower’s right to deduct such Shortfall Amount from the Net Proceeds shall automatically terminate (without any further act by Agent or notice to Borrower required) and the Borrower shall immediately deliver any and all Net Proceeds to Agent for application to the repayment of the Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Lenders and the Agent that, as of the date hereof, and as of the date of each Borrowing:

SECTION 3.01. Organization; Powers. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required to the extent that the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the corporate, partnership or limited liability company powers (as applicable) of the respective Credit Parties and have been duly authorized by all necessary corporate, partnership or limited liability company action. This Agreement and the Loan Documents have been duly executed and delivered by each Credit Party which is a party thereto and constitute the legal, valid and binding obligation of each such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or which shall be completed at the appropriate time for such filings under applicable securities laws, (b) will not violate any applicable law, regulation or order of any Governmental Authority to the extent that such violation could reasonably be expected to have a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of any Credit Party, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party to the extent that such violation, default or right to require payment could reasonably be expected to have a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any Collateral, except pursuant to the Pledge Agreement or as otherwise permitted or contemplated hereby.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders financial statements as of and for the fiscal year ended December 31, 2010 reported on by KPMG LLP, independent public accountants, for IIT REIT. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of IIT REIT and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments.

(b) Since December 31, 2010, no event has occurred which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Collateral. IIT REIT has title to all Collateral (free and clear of all Liens except for Permitted Liens).

SECTION 3.06. Intellectual Property. To the best of the Credit Parties’ knowledge, each Credit Party owns, or is licensed to use, all patents and other intellectual property the absence of which could reasonably be expected to have a Material Adverse Effect, and the use thereof does not materially infringe upon the rights of any other Person. To the best of the Credit Parties’ knowledge, there are no material slogans or other advertising devices, projects, processes, methods, substances, parts or components, or other material now employed, or now contemplated to be employed, by any Credit Party, and no claim or litigation regarding any slogan or advertising device, project, process, method, substance, part or component or other material employed, or now contemplated to be employed by any Credit Party is pending or threatened, the outcome of which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the best of the Credit Parties’ knowledge, threatened against or affecting any Credit Party as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.08. Compliance with Laws and Agreements. Each of the Credit Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or to its knowledge, its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.09. Investment and Holding Company Status. Neither any of the Credit Parties nor any of the Borrower’s Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.10. Taxes. Each Credit Party and each of the Borrower’s Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Tax returns, reports or Taxes not yet required to be filed or paid, (b) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (c) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

The Borrower does not have any Plans as of the date hereof. As to any future Plan the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.12. Disclosure. To the best of the Credit Parties’ knowledge, there are no agreements, instruments and corporate or other restrictions to which it, or any other Credit Party, is subject, or any other matters known to it, that, in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the best of the Credit Parties’ knowledge, none of the material reports, financial statements, certificates or other information prepared by a Credit Party, an Affiliate of a Credit Party or any employee or officer thereof and furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (the “Affiliate Prepared Information”) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except where the failure to do so, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and provided further that none of the Credit Parties shall be responsible for the accuracy of any statements or information contained in any deliverable that is not Affiliate Prepared Information (the “Third Party Information”).

SECTION 3.13. Insurance. All insurance policies required pursuant to Section 5.06 are currently in full force and effect, and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective assets of the Credit Parties and the applicable Subsidiaries of the Borrower, except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.14. Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan will be used to purchase or carry any margin stock.

SECTION 3.15. Subsidiaries; REIT Qualification. IIT REIT is a Maryland corporation duly incorporated pursuant to articles of incorporation filed with the Maryland Department of Assessments and Taxation, and is in good standing under the laws of Maryland. IIT REIT conducts its business in a manner intended to qualify it as a REIT and will elect such REIT status by filing Form 1120 REIT for taxable year 2010.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Agent (or its counsel) shall have received from each Credit Party either (i) a counterpart of this Agreement and all other Loan Documents to which it is party signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of each such Loan Document other than the Notes) that such party has signed a counterpart of the Loan Documents, together with copies of all Loan Documents.

(b) The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated the Effective Date) of counsel for the Credit Parties, as the Agent may approve, covering such matters relating to the Credit Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.

(c) The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other customary legal matters relating to the Credit Parties, this Agreement (including each Credit Party’s compliance with Section 9.14 and other customary “know your customer” requirements) or the Transactions, all in form and substance satisfactory to the Agent and its counsel.

(d) The Agent shall have received a Compliance Certificate dated the date of this Agreement and signed by a Financial Officer of IIT REIT, in form and substance satisfactory to the Agent.

(e) The Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Credit Party set forth in this Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing (except to the extent a representation or warranty is already qualified by materiality, in which case such representation or warranty shall be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c) With respect to any requested Borrowings, the Borrower shall have complied with Section 2.03.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Credit Parties covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Credit Parties will furnish to the Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of IIT REIT, IIT REIT’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, together with all notes and supporting schedules thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) which present fairly in all material respects the financial condition and results of operations of IIT REIT and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of IIT REIT, company prepared IIT REIT’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, together with all notes and supporting schedules thereto, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of each such entity on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) copies of all quarterly and annual reporting provided to the investors in IIT REIT, which deliveries shall be deemed to have occurred upon the filing of such documents with the Securities and Exchange Commission;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, as applicable, a compliance certificate of a Financial Officer of IIT REIT (the “Compliance Certificate”) in the form of Exhibit B attached hereto;

(e) promptly after the same become publicly available for Forms 10-K and 10-Q described below, and upon written request for items other than Forms 10-K and 10-Q described below, acting reasonably, copies of all periodic and other reports, proxy statements and other materials filed by IIT REIT, the Borrower or any Subsidiary with the Securities and Exchange Commission (including registration statements and reports on Form 10-K, 10-Q and 8-K (or their equivalents)), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by IIT REIT or the Borrower to its shareholders generally, as the case may be, provided, that this covenant may be satisfied upon the filing of such documents with the Securities and Exchange Commission website;

(f) provide on a weekly basis (on or before each Monday), a summary of all Equity Issuances during the immediately preceding week, including the resulting amount of gross proceeds derived from, or otherwise related thereto, as well as a report setting forth any known required shareholder adjustments, Base Selling Costs then due, and Borrower’s (or IIT REIT’s) projections of shortfall amounts needed to make the next Required Distributions to be due (after considering other anticipated sources of liquidity), which summary and report shall be internally prepared by IIT REIT, and certified by IIT REIT to be true, accurate and complete in all material respects. Each such report shall be in the format of the report delivered to Agent as of the date of this Agreement and shall include a reconciliation of gross proceeds of Equity Issuances with the mandatory payments required by Section 2.08(b)(i) and (ii), or in such other form and format as is satisfactory to the Agent in all material respects; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of the Loan Documents, as the Agent may reasonably request.

SECTION 5.02. Financial Tests. IIT REIT shall have and maintain at all times, on a consolidated basis in accordance with GAAP unless otherwise indicated herein, tested as of the close of each fiscal quarter:

(a) a Total Leverage Ratio of no greater than 65%;

(b) a Fixed Charge Coverage Ratio of not less than the following:

At all times during the following periods:	Fixed Charge Coverage Ratio:
Effective Date through December 31, 2011	1.25:1

January 1, 2012 and thereafter	1.40:1

(c) Liquidity of not less than $2,000,000; and

(d) Tangible Net Worth of at least (i) $150,000,000, plus (ii) seventy-five percent (75%) of the Net Proceeds received by IIT REIT at any time from the issuance of common or preferred stock of IIT REIT after the Effective Date, plus (iii) without duplication, seventy five percent (75%) of the amount of equity in any properties contributed to Borrower or IIT REIT pursuant to an UPREIT Transaction after the Effective Date in exchange for shares, ownership interest in the Borrower or other consideration, at all times.

With respect to any asset which is owned for less than one (1) calendar quarter, the determination of applicable quarterly income and expenses shall be based on annualized numbers for such asset.

SECTION 5.03. Notices of Material Events. The Borrower will furnish to the Agent and each Lender written notice of the following promptly after it becomes aware of same (unless specific time is set forth below):

(a) within five (5) Business Days after it has actual knowledge thereof, the occurrence of any material Default;

(b) within five (5) Business Days after the filing or commencement of any action, suit or proceeding by or before any Governmental Authority (excluding any courts) against or affecting any Credit Party that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) within five (5) Business Days after a Credit Party has knowledge thereof, threatened in writing against a Credit Party in which the amount in controversy exceeds $10,000,000, and which Borrower reasonably believes is not covered primarily by insurance;

(d) within five (5) Business Days after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and

(e) within five (5) Business Days after it has actual knowledge thereof, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.03 shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02. The Borrower must at all times be ninety percent (90%) owned direct or indirect Subsidiary of IIT REIT.

SECTION 5.05. Payment of Obligations. Subject to any applicable right to contest, each Credit Party shall duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, or to bond over, all Taxes, assessments and other governmental charges payable by it, or with respect to the Collateral, as well as all claims or obligations for labor, materials, supplies or services involving an amount in excess of $10,000,000 in the aggregate or that could result in a lien on the Collateral.

SECTION 5.06. Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are reasonable and customary, except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Books and Records; Inspection Rights.

(a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account that, in all material respects, contain full, true and correct entries of all dealings and transactions in relation to its business and activities.

(b) The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice and subject to rights of tenants, to visit and inspect any of its properties where books and records are kept, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.08. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds. The proceeds of the Loans will be used for acquisitions, acquisition fees and expenses, development and enhancement of Properties, debt refinancing, capital and tenant improvements and working capital. No part of the proceeds of any Loan will be used, whether directly or indirectly, for financing, funding or completing the hostile acquisition of publicly traded Persons or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.10. Fiscal Year. Borrower shall maintain (and shall cause IIT REIT to maintain) as its fiscal year the twelve (12) month period ending on December 31 of each year.

SECTION 5.11. Further Assurances. Each Credit Party will, promptly and at its expense, execute, acknowledge and deliver such further documents and perform such other acts and things as the Agent may reasonably request to better assure, preserve, protect and perfect the interest of Agent and Lenders in the Collateral and the rights and remedies of the Agent and Lenders under this Agreement.

SECTION 5.12. IIT REIT Covenants. IIT REIT will:

(a) own, directly or indirectly, all of the general partnership interests in the Borrower and, once acquired, will not sell or transfer any of its general partnership interests in the Borrower (provided that IIT REIT shall be expressly permitted to transfer its limited partnership interests in the Borrower, provided that IIT REIT shall at all times maintain ownership of at least 90% of the limited partnership interests in Borrower);

(b) comply with all Legal Requirements to maintain, and, after its initial election, will at all times elect, qualify as and maintain, its status as a REIT; and

(c) promptly contribute to Borrower the Net Proceeds of any Equity Issuances, stock sales or debt offerings.

SECTION 5.13. Equity Issuance.

(a) As of the end of each calendar month, IIT REIT shall have generated gross proceeds from Equity Issuances of no less than $60,000,000 on a combined basis for the previous three (3) full calendar months beginning with the calendar month ending on September 30, 2011. In the event that Equity Issuances are required to be suspended by the Securities and Exchange Commission, the Financial Industry Regulatory Authority or a majority of the State Securities Commissions, as applicable, the requirements of this Section 5.13(a) shall be temporarily suspended until the Securities and Exchange Commission, the Financial Industry Regulatory Authority or a majority of the State Securities Commissions, as applicable, lifts the suspension of the Equity Issuance, and Borrower may not draw on the Loans until the suspension is lifted and the requirements of this Section 5.13 are met.

(b) If at any time IIT REIT (i) fails to generate gross proceeds from Equity Issuances of at least $30,000,000 on a combined basis for the previous three (3) full calendar months beginning with the calendar month ending on September 30, 2011, or (ii) Equity Issuances are suspended for any reason, Borrower may not draw on the Loans until such time as IIT REIT generates gross proceeds from Equity Issuances of at least $30,000,000 on a combined basis for a consecutive full three (3) month period.

(c) The Net Proceeds of the Equity Issuances by IIT REIT shall be promptly contributed to Borrower and used in accordance with Section 2.08.

SECTION 5.14. Depository and Other Accounts.

(a) Agreement with BFDS. IIT REIT hereby confirms that all subscription payments for Equity Interests are deposited in an account held at State Street Bank for which the account number has been disclosed in writing to Agent (the “Restricted Account”). Prior to any Borrowing, IIT REIT shall have entered into an agreement (the “BFDS Letter Agreement”) with the Agent and Boston Financial Data Services, Inc. (“BFDS”) as transfer agent for the Equity Issuance. The Agent hereby acknowledges that the BFDS Letter Agreement is in form and substance acceptable to the Agent. IIT REIT agrees that so long as any Obligations are due and owing hereunder, IIT REIT shall not (i) have the authority to submit payment redirection instructions with respect to the Restricted Account, (ii) amend the agreement which governs the

Restricted Account, or (iii) substitute any other account in each case without the written consent of the Agent. BFDS shall remain as the transfer agent for the Equity Issuances unless the Agent otherwise consents in writing.

(b) Agent’s Obligations With Respect to Proceeds of Equity Issuances by IIT REIT. Following IIT REIT’s acceptance of a purchase of Equity Interests (a “Subscription”), the payments for such Equity Interests (the “Subscription Payments”) are automatically transferred by BFDS from the Restricted Account to a trust or escrow account of IIT REIT with the Depository (the “IIT REIT Trust Account”). So long as any Obligations are due and owing hereunder, IIT REIT shall not (i) have the authority to permit payment redirection orders with respect to the IIT REIT Trust Account, (ii) amend the agreement which governs the IIT REIT Trust Account, or (iii) substitute any other account for the IIT REIT Trust Account, in each case without the written consent of Agent. IIT REIT grants Agent a security interest in all of its right, title and interest in and to the IIT REIT Trust Account and all proceeds thereof pursuant to the terms of the Pledge Agreement and on the date hereof shall have entered into a Deposit Account Control Agreement (the “Control Agreement”) with the Agent and the Depository, which Control Agreement shall describe IIT REIT’s and the Agent’s rights in the IIT REIT Trust Account.

(c) Deposits After Event of Default. The Control Agreement shall direct the Depository to comply with instructions given by Agent with respect to the proceeds held by Depository after receipt by Depository of a notice from Agent. Agent will not send this notice unless it reasonably determines that an Event of Default has occurred and is continuing (after taking into account all applicable notice and grace periods). In the event that the Agent directs the Depository, pursuant to the Control Agreement, to disburse all proceeds in accordance with its instructions, then the Borrower and IIT REIT shall comply with the terms and provisions thereof, and shall take such other actions, and execute any and all documents and agreements to further confirm the right of the Agent to direct disbursements of proceeds from Equity Issuances. The notice sent by Agent to the Depository (i) shall instruct the Depository to hold all funds (the “Held Funds”) in the IIT REIT Trust Account and not apply them to the Obligations until it has received a weekly report (as required in Section 5.01(f) above) except as stated in (iii) below, (ii) after Agent’s receipt of the weekly report by 12:00 pm (noon) (New York time), by 2:00 pm (New York time) on the next Business Day following the date that the Agent receives the weekly report by 12:00 pm (noon) (New York time) of such day (or on the following Business Day if such report is received after 12:00 pm (noon) (New York time)), Agent shall use its best efforts to instruct the Depository to allow IIT REIT to retain from the Held Funds the amount of required shareholder adjustments, Base Selling Costs then due, and Required Distribution (after considering other anticipated sources of liquidity for the payment of such Required Distribution including without limitation prior amounts withheld), (iii) if a weekly report is not received by Wednesday of the next week or if there is any balance in the Held Funds as of that Wednesday, net of amounts permitted to be released pursuant to subsection (ii) above, then Agent shall instruct the Depository to wire any amounts in the IIT REIT Trust Account from the funds received during the prior week to Agent for application to the Obligations. In the event that the proceeds exceed the total of all amounts due and owing under the Obligations, then the Agent shall instruct the Depository to promptly release such excess amounts to the Borrower. At all times during the continuance of an Event of Default, the Agent shall have the right to instruct the

Depository to direct Subscription Payments directly to Agent if Agent determines using its reasonable discretion that it should have direct control over the Subscription Payments. If Agent makes the determination set forth in the foregoing sentence, proceeds received from the purchase of Subscriptions shall continue to be used for the payment of required shareholder adjustments, Base Selling Costs then due, and Required Distributions in accordance with the terms of this Agreement, except that Agent shall use its best efforts to disburse such amounts from a KeyBank account to the IIT REIT Trust Account on or prior to 2:00 pm (New York time) on the next Business Day following the date that the Agent receives the weekly report by 12:00 pm (noon) (New York time) of such day (or on the following Business Day if such report is received after 12:00 pm (noon) (New York time)).

(d) Termination. After the Obligations have been paid in full in cash, Agent shall promptly notify BFDS to cancel the BFDS Letter Agreement and Depository to cancel the Control Agreement.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the applicable Credit Parties covenant and agree with the Lenders that:

SECTION 6.01. Liens. (a) Neither IIT REIT nor Borrower will create, incur, assume or permit to exist any Lien on any Collateral now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (collectively, “Permitted Liens”):

(i) any Lien on any Collateral existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other Collateral and (ii) such Lien shall secure only those obligations (whether present or future) set forth in the governing loan documents, as of the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(ii) Liens for which Agent has given its prior written consent (which consent may be given or not given in Agent’s sole discretion).

(b) IIT REIT will not create, incur, assume or permit to exist any Lien on any (i) Equity Interests it holds or may in the future acquire in the Borrower; or (ii) any distributions or other cash proceeds it may now or in the future receive or be entitled to receive from its Equity Interests in the Borrower.

SECTION 6.02. Fundamental Changes. Neither IIT REIT nor the Borrower will, without the Agent’s prior written consent (which consent may be given or not given in Agent’s sole discretion):

(a) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person (other than IIT REIT) may merge into, or consolidate with, Borrower in a transaction in which Borrower is the surviving entity, and (ii) any Person (other than the Borrower) may merge into, or consolidate with, IIT REIT in a transaction in which IIT REIT is the surviving entity; or

(b) sell, transfer, lease or otherwise dispose of all or substantially all of its assets, all or substantially all of the stock of their respective Subsidiaries in one transaction or a series of transactions), in each case whether now owned or hereafter acquired, if doing so could reasonably be expected to cause a violation of the financial tests in Section 5.02 (after taking into account all applicable grace periods); or

(c) engage to any material extent in any business other than the ownership, development, operation and management of industrial properties and businesses reasonably related thereto, except as allowed by Section 6.03; or

(d) create or permit to be created any subsidiaries between IIT REIT and the Borrower in their corporate structure, except for a “qualified REIT subsidiary” under Section 856 of the Code.

SECTION 6.03. Investments, Loans, Advances and Acquisitions. IIT REIT and the Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness (subject to Section 6.09 below) or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) mergers, consolidations and other transactions permitted under Section 6.02, so long as same do not cause IIT REIT or the Borrower to be in violation of any provision of this Section 6.03; and

(c) investments for which Agent has given its prior written consent (which consent may be given or not given in Agent’s sole discretion).

SECTION 6.04. Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed or may be exposed in the conduct of its business or the management of its liabilities.

SECTION 6.05. Restricted Payments. IIT REIT and the Borrower will not declare or make, or agree to pay or make, directly or indirectly, during any calendar quarter, any Restricted Payment, except that any of the following Restricted Payments are permitted: (a) a Required Distribution; (b) as described in Section 5.14(c), any Base Selling Costs or required shareholder adjustments resulting from errors that may occur in connection with an Equity Issuance; (c) any payments due with respect to the JPMorgan Indebtedness; and (d) so long as no Event of Default has occurred and is continuing or will occur after such payment (after taking into account all available funds from all other sources) IIT REIT and Borrower may declare and make any dividends or distributions as permitted under their respective organizational documents or in accordance with the distribution policy and in connection with the existing redemption plans.

SECTION 6.06. Transactions with Affiliates. Other than arrangements and contracts in existence as of the Effective Date and listed on Exhibit E attached hereto, provided such arrangements and contracts may be renewed, extended, amended, supplemented, modified, restated, and replaced in substantially the same form, Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate; provided that any such transaction, the primary purpose of which is for Borrower and its wholly owned Subsidiaries to pass through payments from a third party of certain fees and promotes to such Affiliate, shall not be prohibilited by this Section, (c) any Restricted Payment permitted by Section 6.05, and (d) as consented to by Agent, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 6.07. [Intentionally Deleted].

SECTION 6.08. Restrictive Agreements. IIT REIT and the Borrower will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of IIT REIT or the Borrower to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to IIT REIT, the Borrower or any of Borrower’s Subsidiaries or to Guarantee Indebtedness of IIT REIT, the Borrower or any of Borrower’s Subsidiaries; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or as otherwise approved by the Agent, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clauses (a) and (b) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, including, but not limited to any Property Level Debt, (iv) clauses (a) and (b) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, and (v) the JPMorgan Indebtedness, the Property Loans and the Property Loan Documents do not constitute Restrictive Agreements.

SECTION 6.09. Indebtedness. Neither IIT REIT nor the Borrower shall, without the prior written consent of the Agent, create, incur, assume, guarantee or be or remain liable, contingently or otherwise with respect to any Indebtedness on a direct or recourse basis, except:

(a) Indebtedness under this Agreement; (b) the JPMorgan Indebtedness; (c) other recourse and direct Indebtedness of IIT REIT and Borrower in an aggregate amount outstanding at any one time not exceeding ten percent (10%) of the Total Asset Value (for avoidance of doubt, this subsection (c) excludes the Loans and the JPMorgan Indebtedness); and (d) any Indebtedness consisting of Non-Recourse Carveout Guarantees; provided, however, if and to the extent IIT REIT or Borrower is called on to make any payments under any of those guaranties, then such agreements shall thereafter no longer be included as an exclusion in this subsection (d).

SECTION 6.10. Management Fees. At any time that any Event of Default exists under this Agreement or any other Loan Document and is continuing, no asset management, acquisition or other fees paid by Borrower or IIT REIT in excess of 6% per annum of the aggregate cost basis of all property owned by Borrower (or by a Subsidiary of Borrower or IIT REIT) shall be paid to Industrial Income Advisors LLC, the advisor to Borrower and IIT REIT, as provided in the Subordination Agreement. All such parties or any successor advisor shall execute subordination agreements in form and substance acceptable to the Agent which shall provide (a) that such fees may be paid so long as no Event of Default exists and is continuing, and (b) that all such fees in excess of 6% per annum of the aggregate cost basis of all property owned by Borrower (or by a Subsidiary of Borrower or IIT REIT) shall be expressly subordinate to the Loans.

SECTION 6.11. Sponsor Loans At any time that any Event of Default exists under this Agreement or any other Loan Document, no payments on any loans made to IIT REIT, Borrower or a Subsidiary shall be paid to Sponsor or any Affiliate (the “Sponsor Group”) provided, however, IIT REIT, Borrower and any Subsidiaries shall be permitted to pay Base Selling Costs and loans related to Base Selling Costs. Any such loans by the Sponsor Group shall be subordinate to the Obligations; and at Agent’s reasonable request, the members of the Sponsor Group shall execute a subordination agreement with respect to such loans, which subordination agreement shall be reasonably acceptable to the members of the Sponsor Group and Agent.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of over three (3) Business Days, provided that no such cure period shall apply with respect to any payments due on the Maturity Date;

(b) any Credit Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of over five (5) Business Days;

(c) any material representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate or financial statement or any amendment or modification hereof or waiver hereunder, shall prove to have been materially false or misleading when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article V or Article VI other than Sections 5.04, 5.05, 5.07(a), 5.08 and 5.11; provided that the failure to comply with Section 5.13 hereof shall not be a default and the Agent and Lenders shall only have the remedies set forth in Section 2.08(b)(ii) and Section 5.13(b) if there is a breach thereof;

(e) any Credit Party’s violation of any of the provisions of Section 5.02 if any such violation is not cured on or before the date that is sixty (60) days after the end of the reporting period in question, by demonstrating compliance to Agent’s reasonable satisfaction with such provisions as of such date as a result of improved performance or repayments of the Obligations;

(f) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender) and if such default is not curable within 30 days and the Credit Party is diligently pursuing cure of same, the cure period may be extended for 60 days (for a total of 90 days after the original notice from the Agent) upon written request from the Borrower to the Agent;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Person to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties and any Subsidiary of the Borrower in an aggregate amount exceeding $10,000,000;

(l) the Guaranty of the Loan by the Guarantor shall for any reason terminate or cease to be in full force and effect;

(m) any Credit Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document;

(n) any provision of any Loan Document with respect to the Collateral shall for any reason ceases to be valid and binding on, enforceable against, any Credit Party resulting in a Material Adverse Effect, or any lien created under any Loan Document ceases to be a valid and perfected first priority lien in any of the Collateral purported to be covered thereby;

(o) a Change in Control shall occur; or

(p) any “event of default” under any recourse Indebtedness of Borrower or IIT REIT (excluding Non-Recourse Carve-Out Guarantees, except to the extent a claim or demand is made under such Non-Recourse Carve-Out Guarantee which could reasonably be expected to result in liability in excess of $25,000,000) in excess of the lesser of (i) 10% of Total Asset Value, or (ii) $25,000,000.

then, and in every such event (other than an event described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take some or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise any other rights or remedies provided under this Agreement or any other Loan Document, or any other right or remedy available by law or equity; and in case of any event described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. In the event of conflicting instructions or notices given to the Borrower by the Agent and any Lender, the Borrower is hereby directed and shall rely conclusively on the instruction or notice given by the Agent.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent agrees that, in fulfilling its duties hereunder, it will use the same standard of care it utilizes in servicing loans for its own account.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower, and may be removed by the Required Lenders in the event of the Agent’s gross negligence or willful misconduct. Upon any such resignation or removal, the Required Lenders shall have the right, with the approval of Borrower (provided no Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or is removed, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be an Eligible Assignee. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent for its own behalf shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent. The Agent shall cooperate with any successor Agent in fulfilling its duties hereunder.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to the Borrower at 518 17th Street, Suite 1700, Denver, Colorado 80202, Attention: Tom McGonagle, Chief Financial Officer, with a copy to Joshua J. Widoff, Senior Vice President and General Counsel (Telecopy No. (303) 869-4602); copy to: Greenberg Traurig LLP, MetLife Building, 200 Park Avenue, New York, NY 10166, Attention: Zarifa Reynolds, Esq. (Telecopy No. (212) 805-9396).

(b) if to the Agent, to KeyBank National Association, 225 Franklin Street, 18th Floor, Boston, Massachusetts 02110, Attention: Christopher T. Neil, Institutional Real Estate (Telecopy No. (617) 385-6293); copy to: Edwards Angell Palmer & Dodge LLP, 2800 Financial Plaza, Providence, Rhode Island 02903, Attention: Gail E. McCann, Esq. (Telecopy No. (401) 276-6611); and

(c) if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages of this Agreement, or as provided to Borrower in writing by the Agent or the Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.01 and the appropriate confirmation is received (or if such day is not a Business Day, on the next Business Day); (ii) if given by mail (return receipt requested), on the earlier of receipt or three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid; or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or reduce the Commitment of any Lender, (ii) reduce the rate of interest thereon, or reduce any fees or other amounts payable to the Lenders hereunder, (iii) extend the Maturity Date (except as provided in the definition of “Maturity Date”), or (iv) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent. Notwithstanding anything set forth in this Agreement to the contrary, in the event that the Lenders’ consent is requested under this Section 9.02(b), the Lenders shall have ten (10) Business Days to respond to such request so long as such request bears the following legend at the top of the page “RESPONSE NEEDED WITHIN TEN (10) BUSINESS DAYS FROM RECEIPT OR REQUEST WILL BE DEEMED APPROVED”. If any Lender fails to respond within the foregoing ten Business Day period, such Lender shall be deemed to have approved the request.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the syndication of the credit facilities provided for herein the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any waivers, workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a court of law in a final non-appealable judgment, or the failure of the Indemnitee to make advances pursuant to its Commitment in breach of its obligations hereunder.

(c) Unless an Event of Default shall have occurred and be continuing, the Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding the Borrower’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual defendants in, or targets of, any such action include both the Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action, provided, that if Indemnitee determines that counsel chosen by Borrower is not satisfactory, Indemnitee shall provide Borrower written notice thereof before Indemnitee hires its own counsel and Borrower shall have ten (10) days to negotiate with Indemnitee so that they can agree on counsel that is satisfactory to Borrower and Indemnitee but if no agreement is so reached, then Indemnitee may select the counsel; or (iv) the Borrower shall authorize in writing such Indemnitee to employ separate counsel at the Borrower’s expense. The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee. Notwithstanding the foregoing, in the event an Indemnitee releases the Borrower from its indemnification obligations hereunder, such Indemnitee may assume the defense of any such action with respect to itself.

(d) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under Section 9.03(a) or (b), each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(f) All amounts due under this Section 9.03 shall be payable not later than fifteen (15) days after written demand therefor, which demand shall be accompanied by reasonable documentation with respect to the amounts claimed.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) So long as no Event of Default then exists, Borrower shall be notified in writing by Agent prior to any assignment or participation of a Commitment or Loan, and upon receipt of such notice, Borrower shall promptly advise Agent within two (2) Business Days after such notice is given by Agent if such proposed assignee or participant is a Competitor. No non-public information shall be disclosed to any proposed assignee or participant prior to Borrower’s determination as to whether or not such proposed assignee or participant is a Competitor.

(c) Subject to the conditions set forth in Section 9.04(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, an Eligible Assignee or, if an Event of Default has occurred and is continuing, any other assignee, and provided further that Borrower’s consent shall not be deemed to be unreasonably withheld if the Borrower reasonably believes that the proposed assignee is a Competitor; and

(B) the Agent.

Provided, no consent of the Borrower or Agent shall be required in connection with any assignment to an entity acquiring, or merging with, a Lender.

(i) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing and such consent shall not be unreasonably withheld;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person or a Competitor) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(ii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iii) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that, a “Participant” shall not include a Competitor; provided, further, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) Borrower’s obligations hereunder shall not be increased and Borrower shall not incur any costs or expenses in connection with the selling of a participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to Section 9.04(d), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Joint and Several.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c) Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(d) Each Person constituting the Borrower shall be bound jointly and severally with one another to make, keep, observe and perform the representations, warranties, covenants, agreements, obligations and liabilities imposed by this Agreement and the other Loan Documents upon the “Borrower.”

(e) Borrower agrees that it shall never be entitled to be subrogated to any of the Agent’s or any Lender’s rights against any Credit Party or other Person or any collateral or offset rights held by the Agent or the Lenders for payment of the Loans until the full and final payment of the Loans and all other obligations incurred under the Loan Documents and final termination of the Lenders’ obligations, if any, to make further advances under this Agreement or to provide any other financial accommodations to any Credit Party. The value of the consideration received and to be received by Borrower is reasonably worth at least as much as the liability and obligation of Borrower incurred or arising under the Loan Documents.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits of a Borrower (general or special, time or demand, provisional or final, but excluding any funds held by the Borrower on behalf of tenants or other third parties) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of a Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts in Boston, Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or its properties in the courts of any jurisdiction.

Notwithstanding the foregoing choice of law:

(i) matters relating to the creation, perfection, priority and enforcement of the liens on and security interests in assets situated in another jurisdiction(s), including by way of illustration, but not in limitation, actions for foreclosure, for injunctive relief, or for the appointment of a receiver, shall be governed by the laws of such state; and

(ii) Agent shall comply with applicable law in such state to the extent required by the law of such jurisdiction(s) in connection with the foreclosure of the security interests and liens created under the Pledge Agreement.

(c) The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Eligible Assignee of or Participant in, or any prospective assignee (which is not a Competitor) of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower (that is not otherwise bound by confidentiality obligations). For the purposes of this Section, “Information” means all information received from any Credit Party relating to the Credit Party or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. If at any time there exists a maximum rate of interest which may be contracted for, charged, taken, received or reserved by the Lenders in accordance with applicable law (the “Maximum Rate”), then notwithstanding anything herein to the contrary, at any time the interest applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed such Maximum Rate, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been paid in respect of such Loan but were not payable as result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lenders in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lenders. If, for any reason whatsoever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate. [All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement, so that the interest rate is uniform throughout the full term of this Agreement.] The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto. Without notice to the Borrower or any other person or entity, the Maximum Rate, if any, shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

SECTION 9.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15. Additional Waivers and Agreements. Notwithstanding any provision contained in this Agreement or any other Loan Document to the contrary, it is the intention and agreement of each Credit Party and the Agent that the obligations of each Credit Party under the Loan Documents shall be valid and enforceable against each Credit Party to the maximum extent permitted by applicable law. Accordingly, if any provision of this Agreement or any other Loan Document creating any obligation of a Credit Party in favor of any Lender shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of each Credit Party and Lender that any balance of the obligation created by such provision and all other obligations of each Credit Party to Lenders created by other provisions of the Loan Documents shall remain valid and enforceable. Likewise, if any sums which a Lender may be otherwise entitled to collect from a Credit Party under the Loan Documents shall be declared to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to the Obligations and/or the Guaranteed Obligations (as defined in the Guaranty) of such Credit Party, it is the stated intention and agreement of such Credit Party and the Lenders that all sums not in excess of those permitted under such applicable law shall remain fully collectible by Lenders from such Credit Party and such excess sums shall nevertheless survive as a subordinate obligation of such Credit Party, junior in right to the claims of general unsecured creditors, but prior to the claims of equityholders in such Credit Party. This provision shall control every other provision of the Loan Documents.

(The next page is the signature page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as an instrument under seal as of the day and year first above written.

BORROWER:

INDUSTRIAL INCOME OPERATING PARTNERSHIP LP

By:	Industrial Income Trust Inc., its General Partner

	By:	/s/ Thomas G. McGonagle
Thomas G. McGonagle
Chief Financial Officer and Treasurer

LENDER AND AGENT:

KEYBANK NATIONAL ASSOCIATION,
individually and as Agent

By:	/s/ Christopher T. Neil
Christopher T. Neil Senior Relationship Manager

The Guarantor joins in the execution of this Agreement to evidence its agreement to the provisions of this Agreement.

INDUSTRIAL INCOME TRUST INC.

By:	/s/ Thomas G. McGonagle
Thomas G. McGonagle
Chief Financial Officer and Treasurer

[Signature Page to Revolving Credit Agreement]

The Sponsor joins in the execution of this Agreement to evidence its agreement to the provisions of Section 6.10 and Section 6.11 of this Agreement.

INDUSTRIAL INCOME ADVISORS LLC

By:	/s/ Evan Zucker
Print Name: Evan Zucker
Title: Manager

[Signature Page to Revolving Credit Agreement]

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
(Percentage)
KEYBANK NATIONAL ASSOCIATION	$40,000,000.00
(100%)

Schedule 6.01

Existing Liens

None

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________

2.	Assignee:	____________________
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Industrial Income Operating Partnership LP

4.	Agent:	KeyBank National Association, as the Agent under the Credit Agreement

5.	Credit Agreement:	Revolving Credit Agreement dated as of June 8, 2011, among Industrial Income Operating Partnership LP, the Lenders parties thereto, KeyBank National Association, as Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans
$______	$	______	______	%
$______	$	______	______	%
$______	$	______	______	%

Effective Date:                         , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and] Accepted:

[KeyBank National Association], as Agent

By:

Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:

Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Massachusetts.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

Key Bank National Association, as Agent

225 Franklin Street, 18th Floor

Boston, MA 02110

Attn: Mr. Christopher Neil

RE: Industrial Income Trust Inc. - Compliance Certificate for             , 201_ through             , 201_

Dear Ladies and Gentlemen:

This Compliance Certificate is made with reference to that certain Revolving Credit Agreement dated as of June 8, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Industrial Income Operating Partnership LP and (the “Borrower”), Industrial Income Trust Inc., as guarantor (“IIT REIT”) party thereto the financial institutions party thereto, as lenders, and KeyBank National Association, as Agent. All capitalized terms used in this Compliance Certificate (including any attachments hereto) and not otherwise defined in this Compliance Certificate shall have the meaning set forth for such terms in the Credit Agreement. All Section references herein shall refer to the Credit Agreement.

I hereby certify that I am the Chief Financial Officer of IIT REIT, and that I make this Certificate on behalf of IIT REIT. I further represent and certify on behalf of the Borrower as follows as of the date of this Compliance Certificate:

(a) I have reviewed the terms of the Loan Documents and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of IIT REIT and its Subsidiaries, during the accounting period (the “Reporting Period”) covered by the financial reports delivered simultaneous herewith pursuant to Section 5.01[(a)][(b)], and that such review has not disclosed the existence during or at the end of such Reporting Period (and that I do not have knowledge of the existence as at the date hereof) of any condition or event which constitutes a Default or Event of Default.

(b) Attached hereto as Schedule A is a detailed calculation of the financial covenants for the Reporting Period.

This Compliance Certificate has been executed and delivered as of the date set forth above.

INDUSTRIAL INCOME OPERATING PARTNERSHIP LP

By:	Industrial Income Trust, Inc., its General Partner

By:

Name:

Title:	Chief Financial Officer

Industrial Income Operating Partnership As Borrower

KeyBank National Association As Agent

Revolving Line of Credit Covenant Compliance as of:

REIT Financial Statements as of:

Schedule A

Summary Of Financial Covenant Calculations Pursuant To Revolving Line of Credit

Section 5.02, 6.09 & Article VII (p)

IIT REIT shall have and maintain at all times, on a consolidated basis in accordance with GAAP unless otherwise indicated herein, tested as of the close of each fiscal quarter:

1. 5.02 (a) Total Leverage Ratio of no greater than 65%

(a) Borrower Indebtedness plus IIT REIT’s Indebtedness

(b) Total Asset Value (See Backup)

(c) Total Leverage Ratio ((a) to (b))	In Compliance?

Cushion (Indebtedness)		$—
2. 5.02 (b) Fixed Charge Coverage Ratio of not less than the following:

Effective Date through December 31, 2011		1.25:1
January 1, 2012 and thereafter		1.40:1

(a) Adjusted EBITDA (See Backup)
Fixed Charges
(b) Principal Paid and Due
(c) Interest Expense
(d) Cash Dividends on Preferred Stock

(e) Total Fixed Charges

(f) Fixed Charge Coverage Ratio ((a) to (e))

In Compliance?

Cushion (FC)
3. 5.02 (c) Liquidity of not less than $2,000,000; and

(a) Cash and cash equivalents
(b) Marketable Securities

(c) Total Liquidity ((a) plus (b))
Minimum Requirement		$2,000,000

In Compliance?	________________
Cushion (Liquidity)

4. 5.02 (d) Tangible Net Worth of a least (i) $150,000,000, plus (ii) seventy-five percent (75%) of the Net Proceeds received by IIT REIT at any time from the issuance of common or preferred stock of IIT REIT after the Effective Date, plus (iii) without duplication, seventy-five percent (75%) of the amount of equity in any properties contributed to IIT REIT pursuant to an UPREIT transactions, after the Effective Date in exchange for shares, ownership interest in the Borrower to other consideration, at all times.

(a) Stockholder Equity
(b) Accumulated Depreciation with respect to Real Assets
(c) Intangible Assets if in Stockholder Equity

(d) Tangible Net Worth ((a) plus (b) minus (c))

Tangible Net Worth Defined Minimum Initial Balance	$150,000,000
+ (i) 75% of Net Proceeds of an Equity Issuance after the Effective Date
+ (ii) 75% of Equity In Any UPREIT Transactions After The Effective Date

(iii) Required Tangible Net Worth

Tangible Net Worth

In Compliance?

Cushion (TNW)

5. 6.09 Recourse Indebtendess.

     Neither IIT REIT nor the Borrower shall, without the prior written consent of the Agent, create, incur, assume, guarantee or be or remain liable, contingently or otherwise with respect to any Indebtedness on a direct or recourse basis, except: (a) Indebtedness under this Agreement; (b) the JPMorgan Indebtedness; (c) other recourse and direct Indebtedness of IIT REIT and Borrower in an aggregate amount outstanding at any one time not exceeding ten percent (10%) of the Total Asset Value (for avoidance of doubt, this subsection (c) excludes the Loans and the JPMorgan Indebtedness); and (d) any Indebtedness consisting of Non-Recourse Carveout Guarantees; provided, however, if and to the extent IIT REIT or Borrower is called on to make any payments under any of those guaranties, then such agreements shall thereafter no longer be included as an exclusion in this subsection (d).

(a) Other Recourse Debt Per Section 6.09
(b) Total Asset Value
(a) Divided By (b)
Maximum Allowed (10% of Total Asset Value)

In Compliance?

Cushion (Recourse Debt)
6. Article VII (p) - Cross Default.

     Any default or “event of default” under any recourse Indebtedness of Borrower or IIT REIT (excluding Non-Recourse Carve-Out Guarantees, except to the extent a claim or demand is made under such Non-Recourse Carve-Out Guarantee which could reasonably be expected to result in liability in excess of $25,000,000) in excess of the lesser of (i) 10% of Total Asset Value, or (ii) $25,000,000.

Total Asset Value
10% of Total Asset Value		________________
Lesser of 10% of Total Asset Value or $25,000,000

Current Aggregate Defaulted Recourse Debt

In Compliance?

Cushion (Defaulted Recourse Debt)

This Compliance Certificate has been executed and delivered as of the date set forth above.

Industrial Income Operating Partnership LP
By:	Industrial Income Trust Inc, its general Partner

By:

Name:

Title:

EXHIBIT C

FORM OF REVOLVING CREDIT NOTE

$	, 20__

FOR VALUE RECEIVED, INDUSTRIAL INCOME OPERATING PARTNERSHIP LP (the “Borrower”) promises to pay without offset or counterclaim to the order of [insert name of Lender], (“Lender”), the principal amount equal to the lesser of (x)                                  ($            ) or (y) the outstanding amount advanced by Lender as a Loan (or Loans) under the Credit Agreement (as hereinafter defined), payable in accordance with the terms of the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of this Note (this “Note”) at the rates and at the times which shall be determined in accordance with the provisions of that certain Revolving Credit Agreement dated as of June 8, 2011, among Borrower, certain Affiliates of Borrower, the Lenders named therein, and KeyBank National Association, as Agent for itself and the Lenders (as hereafter amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Subject to the terms and provisions of the Credit Agreement, amounts borrowed may be repaid and reborrowed at any time prior to the termination of the Availability Period. No Lender shall have any obligation to make a Loan to the extent such Loan would cause the sum of the total Revolving Credit Exposures to exceed the total Lender’s Commitment.

This Note is subject to (a) mandatory prepayment and (b) prepayment at the option of the Borrower, as provided in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits of the Credit Agreement, reference to which is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. BORROWER AGREES THAT JURISDICTION AND VENUE FOR ANY ACTION REGARDING THIS NOTE SHALL BE AS SET FORTH IN THE CREDIT AGREEMENT.

Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Borrower promises to pay all fees, costs and expenses incurred in the collection and enforcement of this Note in accordance with the terms of the Credit Agreement. Borrower and any endorser of this Note hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind (except such notices as may be expressly required under the Credit

Agreement or the other Loan Documents) and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

(The next page is the signature page)

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as an instrument under seal as of the day and year first written above.

INDUSTRIAL INCOME OPERATING PARTNERSHIP LP

By:	Industrial Income Trust Inc., its General Partner

By:
Thomas G. McGonagle
Chief Financial Officer and Treasurer

EXHIBIT D

FORM OF BORROWING REQUEST/INTEREST ELECTION REQUEST

[Date]

KeyBank National Association, as Agent

225 Franklin Street, 18th floor

Boston, Massachusetts 02110

Attn: Mr. Christopher Neil

Re:	Industrial Income Operating Partnership LP - Borrowing Request

Ladies and Gentlemen:

This Borrowing Request is made with reference to that certain Revolving Credit Agreement dated as of June 8, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), Industrial Income Operating Partnership LP (the “Borrower”), the financial institutions party thereto, as lenders, and KeyBank National Association, as Agent. All capitalized terms used in this Borrowing Request (including any attachments hereto) and not otherwise defined in this Borrowing Request shall have the meanings set forth for such terms in the Credit Agreement. All Section references herein shall refer to the Credit Agreement.

The Borrower hereby requests [check as applicable] a conversion of an existing Loan as provided below and/or a Loan under the Credit Agreement, in the amount of $                     [minimum of $1,000,000 and in multiples of $100,000].

1.	Aggregate Commitment	$__,000,000.00
2.	The amount outstanding under the Loans	$
3.	Available amount (1 minus 2)	$
4.	Less amount requested	($ )
5.	Amount remaining to be advanced under the Loans	$
6.	Account for funding: __________________________

The advance or conversion is to be made as follows:

A.	ABR Borrowing.
$

1. Amount of ABR Borrowing:

2. Date of ABR Borrowing

B.	EurodollarBorrowing.

$

1. Amount of Eurodollar Borrowing:
	2. Amount of conversion of existing Loan to Eurodollar Borrowing:	$

3. Number of Eurodollar Borrowing(s) now in effect: [cannot exceed three (3)]

4. Date of Eurodollar Rate Borrowing or conversion:

5. Interest based on Adjusted LIBO Rate or Daily Floating LIBOR Rate?

6. Expiration date of current Interest Period as to this conversion:

The Borrower hereby represents and warrants that the amounts set forth above are true and correct, that the representations and warranties contained in the Credit Agreement are true and correct as if made as of this date (except to the extent relating to a specific date), that Borrower has satisfied all conditions required to be satisfied, or such conditions have been waived by Agent, as of the date hereof to qualify for the Borrowing requested hereby, and to the Borrower’s knowledge it has kept, observed, performed and fulfilled each and every one of its obligations under the Credit Agreement as of the date hereof [except as follows:                             ].

Very truly yours,

INDUSTRIAL INCOME OPERATING PARTNERSHIP LP

By:	Industrial Income Trust Inc., its General Partner

By:
Thomas G. McGonagle
Chief Financial Officer and Treasurer

EXHIBIT E

AFFILIATE AGREEMENTS

1. Amended and Restated Limited Partnership Agreement of Industrial Income Operating Partnership LP, dated February 9, 2010, by and among the Company, as general partner, and the Limited Partner thereto.

2. Property Management Agreement, dated as of December 16, 2009, by and between Industrial Income Operating Partnership LP and Dividend Capital Property Management LLC.

3. Amended and Restated Advisory Agreement, dated as of May 14, 2010, by and among Industrial Income Trust Inc., Industrial Income Operating Partnership LP and Industrial Income Advisors LLC.